                                             FILED UNDER RULE 424(B)(3)
                                             REGISTRATION STATEMENT NO. 33-99724



                          PROSPECTUS SUPPLEMENT NO. 3

                                      TO

                       PROSPECTUS DATED DECEMBER 4, 1995

                                      OF

                                MATRITECH, INC.



     This Prospectus Supplement No. 3 supplements the Prospectus dated December 4, 1995, the Prospectus Supplement dated June 21, 1996 and the Prospectus Supplement No. 2 dated November 8, 1996 (collectively, the "Prospectus") of Matritech, Inc. (the "Company") relating to the resale of up to 3,498,916 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which Prospectus was filed as a part of the Company's Registration Statement No. 33-99724.



            The date of this Prospectus Supplement is June 23, 1997

     In connection with the transfer by H. J. Meyers & Co., Inc. of certain Underwriting Warrants, the "Selling Securityholders" section of the Prospectus is hereby amended to (i) delete the reference on Page 10 to H. J. Meyers & Co., Inc., and (ii) replace such reference as follows:


                                                      SHARES OF COMMON STOCK

     Securityholder Name (1)          Shares Beneficially Owned             Shares        Shares Beneficially Owned
                                         Prior To Offering                  Offered           After Offering (2)
                                                                            -------
                                        Number     Percent (3)                               Number    Percent (3)
                                        ------     -----------                               ------    -----------

H. J. Meyers & Co., Inc. (18)          207,336        1.6%                 167,336           40,000         *

Peter Stern (25)                        30,000         *                    10,000           20,000         *

Ellen Lewis (26)                        22,664         *                    22,664                0         *


(18) As of November 10, 1995, and as adjusted to reflect only the subsequent (i) transfer of Underwriting Warrants to purchase 10,000 shares of Common Stock to Peter Stern, (ii) transfer of Underwriting Warrants to purchase 22,664 shares of Common Stock to Gerard Mangiardi, (iii) transfer of certain Selling Agent Warrants to purchase 5,000 Units (each "Unit" consisting of one share of Common Stock and one Class B Common Stock Purchase Warrant ("Class B Warrant")) to Peter Stern, (iv) exercise of Selling Agent Warrants to purchase 10,000 Units and (v) transfer Class B Warrants to purchase up to 10,000 shares of Common Stock to Peter Stern, the beneficial holdings of H. J. Meyers & Co., Inc. consist of Underwriting Warrants to purchase 167,336 shares of Common Stock, Selling Agent Warrants to purchase
     15,000 Units and 10,000 shares of Common Stock.   H. J. Meyers & Co., Inc.
     acted as lead underwriter in the Company's August 1993 public offering of 2,500,000 shares of Common Stock and as a selling agent in the Company's September 1994 private placement of 2,346,373 units consisting of one share of Common Stock and one Class A Redeemable Common Stock Purchase Warrant.

(25) As of June 10, 1997 Mr. Stern's beneficial holdings consist of (i) Underwriting Warrants to purchase 10,000 shares of Common Stock, (ii) Selling Agent Warrants to purchase 5,000 Units, and (iii) Class B Warrants to purchase up to 10,000 shares of Common Stock. Mr. Stern received his Underwriting Warrants by transfer from H. J. Meyers & Co., Inc. Mr. Stern's beneficial holdings are based upon a questionnaire completed on June 10, 1997. Mr. Stern is a managing director of Jesup & Lamont Securities Corporation. Jesup & Lamont Securities Corporation acted as a selling agent in the Company's September 1994 Private Placement of 2,346,373 units (each unit consisting of one share of the Company's Common Stock and one Class A Redeemable Common Stock Purchase Warrant).

(26) As of June 15, 1997, Ms. Lewis's beneficial holdings consist of Underwriting Warrants to purchase 22,664 shares of Common Stock. Ms. Lewis received her Underwriting Warrants by transfer from Gerard Mangiardi, who received his Underwriting Warrants from H. J. Meyers &

     Co., Inc. Ms. Lewis's beneficial holdings are based upon a questionnaire completed on June 15, 1997.